LCI Industries
2019 Annual Incentive Program

Establishment and Effective Date
The 2019 Annual Incentive Program (the “Program”) is hereby established to provide for the grant of Annual Cash Incentive Awards under the LCI Industries 2018 Omnibus Incentive Plan (the “Plan”). The Program shall be deemed effective as of January 1, 2019. The Program shall operate on the basis of a program year that begins on January 1, 2019 and ends on December 31, 2019 (“Program Year”). Payout will be based on Program Year performance results, except as otherwise provided herein.

Purpose
The purpose of the Program is to provide annual incentive compensation to:

•Recognize the performance of key employees in achieving LCI Industries’ (“LCII”) and its key subsidiaries’ (collectively referred to as the “Company”) financial and operating objectives; and
•Focus key executives on assisting the Company in achieving objectives key to its success.

Payouts for Program participants will be determined based on the Program provisions and the results of Company performance measurements, subject to adjustment (to the extent that any such adjustment is consistent with the terms and conditions of the Program and/or the Plan) by the Compensation Committee of LCII’s Board of Directors (the “Committee”).

Eligibility
Eligibility for Program participation will be limited to employees who are employed in executive positions that have ultimate responsibility for the financial and operating performance of the Company. However, employees who participate in another short-term Company incentive plan (other than a plan that compensates the employee on a commission basis) are not eligible to participate in this Program with respect to the portion of the Program Year that is also covered under such other plan. Names of approved Program participants are identified in the Program Appendix.

Any employee who first becomes eligible and is added to the Program after the start of the Program Year will be eligible to participate with respect to that Program Year, but prorated to reflect the period of the Program Year for which the employee was employed in an eligible classification.

Except as provided in the Employment Termination section below, employees must be actively employed through December 31, 2019 to be eligible for a payout under the Program with respect to the Program Year. Except as provided herein, those who are not actively employed through December 31, 2019 for reasons other than disability, approved leave of absence, or death will not be eligible to receive a payout under the Program. An employee does not earn a right to a Program payment (whether on a pro rata basis or otherwise) based upon length of service or mere completion of service during the Program Year. Rather, a payout is earned based upon the achievement by the Company of pre-determined performance goals measured over the course of the entire Program Year as a result of the efforts of eligible employees who contribute toward achievement of such goals. An employee’s participation in the Program, and the opportunity to earn a payout in accordance with the terms and conditions of the Program, does not represent an unequivocal promise on the part of the Company to pay incentive compensation other than to the extent that applicable performance goals have been satisfied, the employee satisfies the eligibility conditions specified herein, and the Committee has authorized a payout to the employee after completion of the Program Year.

Employment Termination

Termination of employment at any time during the Program Year will disqualify the participant from receiving a payout under the Program, except as provided below:

If the participant’s employment is terminated at any time during the Program Year (1) by the Company without cause, or (2) by the participant for good reason, the participant will receive a payout of any award that has otherwise been earned and approved by the Committee, but prorated to reflect the period of the Program Year for which the participant was employed.

Absence from active employment during the Program Year on account of disability or approved unpaid leave of absence will not disqualify the participant from receiving a payout of any award that has otherwise been earned and approved by the Committee.

Similarly, if termination of employment occurs during the Program Year due to death, the participant will receive a payout of any award that has otherwise been earned and approved by the Committee.

The word “cause” means participant’s (a) willful and continued failure to follow the Company’s reasonable direction or to perform any duties reasonably required of participant (other than any such failure resulting from his disability or from termination by participant for good reason, if applicable), after written demand for substantial performance is delivered to participant specifying in reasonable detail the manner in which participant has not performed, and participant has not remedied such failure within 30 days after notice thereof, (b) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Guidelines for Business Conduct, as amended from time to time, (c) conviction of, or a plea of nolo contendere with respect to, any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with participant’s employment, (e) material breach of participant’s employment agreement which, if capable of remedy, continues for a period of 30 days without remedy thereof by participant after notice thereof, or two or more such breaches in any two month period, or (f) one or more instances of willful misconduct or gross negligence that, individually or in the aggregate, is materially detrimental to the Company’s interests.

The word “good reason” shall have the meaning set forth in the participant’s employment agreement with Lippert Components, Inc.

The word “disability” means the participant’s active service has been terminated as a result of physical or mental disability that renders the participant incapable of performing the essential functions of the participant’s job, with or without reasonable accommodation, and which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined in good faith by the Company.

In all cases, eligibility for any earned payout is based upon the employee’s being employed during the Program Year in an eligible classification.

Any approved Program payout to or on behalf of a participant who was terminated by the Company without cause during the Program Year or who terminated employment during the Program Year for good reason or on account of disability or death, or who is absent from active service on account of disability or an approved unpaid leave of absence, will be paid at the same time as payment is made to active employees whose employment with the Company has continued. In the event of a participant’s death, any approved Program payout will be distributed at such time in a lump sum to the participant’s estate. In order to receive any approved Program payout following termination by the Company without cause or by the participant for good reason, or on account of disability, the participant must timely sign and not revoke a separation agreement and release of claims in a form acceptable to and determined by the Company in its sole discretion.

Program Performance Measures
The Program design includes financial measures that are approved by the Committee. Measurement of performance levels will be monitored throughout the Program Year. Following the end of the Program Year, results will be presented to the Committee for approval.

The following provides a general description of each of the financial performance measures for the Program Year. Measures reflect operations of the Company and will apply to the Program participants as indicated in the Program Appendix.

Financial Measures
For the purposes of the Program:

Revenue shall mean the Company’s 2019 consolidated net sales, as adjusted by the Committee for events that are unusual in nature or infrequently occurring, including without limitation a change in control, acquisitions, divestitures, restructuring activities, or asset write-downs, or for changes in applicable tax laws or accounting principles.

Adjusted EBIT shall mean the Company’s 2019 consolidated net income before interest and taxes, as adjusted by the Committee for events that are unusual in nature or infrequently occurring, including without limitation a change in control, acquisitions, divestitures, restructuring activities, or asset write-downs, or for changes in applicable tax laws or accounting principles.

Program Payouts
Following the close of the Program Year and after the audited financial results are available, the Committee will determine and certify the extent to which the performance measures have been satisfied and will authorize Program payouts. Payouts, less tax withholdings and other required or authorized deductions, will be paid no later than March 15, 2020.

Any Program payout is subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation, or listing standard that requires the Company to recoup or claw back compensation paid pursuant to the Program.

Relationship to Other Company Plans
Employees who participate in another short-term incentive plan (other than a plan that compensates the employee on a commission basis) are not eligible to participate in this Program until the time their participation in the other short-term incentive plan terminates.

Rights of Participants and Forfeiture
Nothing in this Program shall:

•Confer upon any employee any right with respect to continuation of employment with the Company;

•Interfere in any way with the right of the Company to terminate his/her employment at any time; or

•Confer upon any employee or any other person any claim or right to any distribution under the Program except to the extent that a payment has been earned based upon the achievement of the measures applicable to the employee, the employee otherwise satisfies the eligibility requirements of the Program, and the Committee has authorized the payment of a payout to the employee.

No right or interest of any employee in the Program shall, prior to actual payment or distribution to the employee, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any employee by execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner.

Notwithstanding any provision of this Program to the contrary, no Program payout shall be made to any participant if he or she has engaged in any “detrimental activity” (as hereinafter defined) at any time prior to or during the six months after the Program payout has been delivered to him or her. In such event, the entire Program payout may be rescinded by the Company within one (1) year after the Company becomes aware of such detrimental activity, and the Company shall notify the participant in writing of any such rescission within such one-year period. Within ten (10) days after receiving such notice of rescission, the participant shall pay to the Company the entire amount of the Program payout previously paid to him or her, in such manner and on such terms and conditions as may be required by the Company.

The word “detrimental activity” means (i) the unauthorized rendering of services for any organization or engaging, directly or indirectly, in any business which is competitive with the business of the Company; (ii) the disclosure to any person or entity outside the Company, or use in other than the Company’s business, without prior written authorization from the Company, of any “confidential information,” as hereinafter defined or material relating to the business of the Company; (iii) activity that results in termination of the participant’s employment by the Company for cause; or (iv) any other conduct or act reasonably determined by the Company to be injurious, detrimental, or prejudicial to any interest of the Company.

The words “confidential information” include any business, financial, and other sensitive, confidential, proprietary, and trade secret information which is of unique value to the Company. Examples of confidential information include: inventions, improvements, and designs; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models, and databases; analytical models; human resources strategies; customer lists and information; supplier and vendor lists; and other information which is not generally available to the public.

Administration
The Committee is responsible for the establishment of the Program, and the Committee (or the LCII Board of Directors) has the right to amend or terminate the Program at any time, as it deems appropriate. Further, the Committee is authorized to: (1) interpret and apply the Program’s terms and conditions; (2) determine who will participate in the Program and the level of participation; (3) approve the performance measures under the Program; and (4) approve payments for participants covered by the Program. The Committee will report to the Board substantive actions taken.

This Program shall not be terminated, voluntarily or involuntarily, by the liquidation or dissolution of LCII or by the merger or consolidation of LCII with or into another corporation. Any successor to LCII will be deemed to be the Company under this Program.

If any provision of this Program, or any portion thereof, shall be held to be illegal, invalid, or unenforceable, the remainder of the Program or such provision shall not thereby be affected and shall be given full force and effect, without regard to the invalid portion.